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                                                                   EXHIBIT 10.22

                          STRATEGIC ALLIANCE AGREEMENT

     THIS STRATEGIC ALLIANCE AGREEMENT (this "AGREEMENT"), effective as of October 19, 2005, is made by and between BRIDGETECH HOLDINGS INTERNATIONAL, INC., a Delaware corporation ("BRIDGETECH"), and MCC Global Healthcare Group, a Corporation ("MCCHG"), (MCCHG together with Bridgetech, the "PARTIES").

                                   WITNESSETH

     WHEREAS, MCCHG provides strategically driven excellence in business development, financial, operational and globalization for client companies;

     WHEREAS, BRIDGETECH is leveraging its extensive relationships in China and the U.S. to capitalize on proprietary opportunities in high growth segments of the healthcare industry

     WHEREAS, the Parties wish to form a Strategic Alliance in order to leverage geographical and market strengths for the introduction, regulatory approval, and distribution of healthcare products and services globally;

     NOW THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows.

     Definitions:

     ENTITY - a joint venture or other organizational structure as deemed appropriate by the Parties.

     PRODUCT - a drug, device or diagnostic.

     NET REVENUE - Gross Sales Revenue from a product, less direct cost of sales of that product and royalties established with third parties from whom the related Product was licensed.

1.   The Project.

     1.1 Each company will have a protected country or region where the proposed Strategic Alliance will not impact their current operations. Those will be as follows:

          (a) BTHI - "Asia" - China, Hong Kong, Singapore, Philippines, Vietnam, Thailand, Laos, Burma, Indonesia, Australia, Korea, Taiwan, and Malaysia;

          (b)  MCC - "World" - Europe, USA, and South Africa.

     1.2 Each partner will create an Entity to pursue sales of Product in the other party's protected country or region. Opportunities may be introduced by one party and require the acceptance of the other party. All interests in these Entities will be shared 51% by the Entity Owner and 49% by the other partner.

     1.3 The two companies may create Entities in unprotected countries or regions for purposes of introducing Products. The Parties agree to use reasonable best efforts to establish a structure through which to handle these transactions.

2.   Assignment.

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     2.1  Bridgetech shall have the right to assign (with the written approval of MCCHG) this contract to one of its subsidiaries, or to an entity that Bridgetech creates, as needed to facilitate the distribution efforts in Asia;

3.   Term and Termination.

     3.1 Term. The Agreement will have an initial term of 10 years (the "PROJECT TERM"), at the end of which time the Project Term may be extended for additional 1 year terms (all such renewal terms shall be considered part of the "Project Term"), unless either Party notifies the other no later than 60 days before the end of the Project Term that it does not wish to extend the Project Term.

4.   Representations and Warranties.

     4.1 Representations and warranties of the Parties The Parties hereby represent and warrant as follows:

          (a) Status. BRIDGETECH is a corporation validly existing and in good standing under the laws of the State of Delaware, U.S.A. BRIDGETECH has all necessary power to enter into this Agreement.

          (b) Status. MCCHG is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware. MCCHG has all necessary power to enter into this Agreement.

          (c) Authorization, etc. The execution, delivery and performance by the Parties of this Agreement has been authorized by all necessary action on the part of such entity and its stockholders, as the case may be, and does not and will not

               (i) violate the organizational documents of the Parties or any applicable law, or

               (ii) contravene, conflict with, or result in a default under any order or judgment of any court or other governmental authority or any agreement to which the Parties may be bound.

          (d) Enforceability. Its obligations and the obligations of the Parties under this Agreement and any other agreement entered into by such entity in connection with this Agreement or the Project are and will be the legal, valid, and binding obligation of the Parties, enforceable against such entity in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors' rights generally and subject as to enforceability, to equitable principle of general application regardless of whether enforcement is sought in a proceeding in equity or at law.

          (e) Litigation. There are no suits, proceedings, judgments, rulings or orders by or before any governmental authority, court or arbitrator or any pending or threatened action or proceeding affecting the Parties before any governmental authority, court or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of the Parties or the ability of the Parties to perform their respective obligations under this Agreement or any other agreement entered into by such entity in connection with this Agreement or the Project, or which purports to affect the legality, validity or enforceability of this Agreement or any other such agreement.


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5.   Confidential Information. For purposes of this Agreement "CONFIDENTIAL
     INFORMATION" means information provided by a Party to this Agreement (the "DISCLOSING PARTY") to any other Party to this Agreement (the "RESTRICTED PARTY") in connection with the transactions and relationships contemplated by the Project, including but not limited to:

          (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, Product, planning information, marketing strategies, plans, finance operations, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Disclosing Party and, services and Product provided to or obtained from, the terms of related contracts with, and the identities of any other identifying information regarding the customers, clients and suppliers of the Disclosing Party;

          (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Disclosing Party a competitive advantage over its competitors;

          (c) all confidential or proprietary concepts, documentation, reports, data (including magnetic tapes), specifications, web sites, screen formats, computer software, source code, object code, flow charts, databases, inventions, systems, system security features, system enhancements, information, know-how, show-how and trade secrets, whether or not patentable or copyrightable;

          (d) all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing;

          (e) any other information that a Disclosing Party treats as confidential information provided by an affiliate or other third party; and

          (f) any information derived from any of the foregoing that is treated as confidential.

     Such Confidential Information shall not be disseminated or disclosed without prior consent by both Parties.

6.   Press Release and Announcements.

          The Parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of the other Party, except that either Party may, after consultation with counsel, make announcements that such Party reasonably may determine are necessary to comply with applicable law. MCCHG acknowledges and agrees that BRIDGETECH may be required to announce the terms of this Agreement and make publicly available this Agreement and that no breach shall be deemed to result therefrom. Notwithstanding the foregoing, the Parties cooperate to prepare a joint press release to be issued in connection with the execution of this Agreement. The Parties further agree that each shall have the right to display the others logo on their respective websites.


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                                   Section 1.

7.   Indemnification.

     7.1 Indemnification. Each Party (the "Indemnifying Party") will defend, indemnify, and hold the other Party, it officers and directors, shareholders, and each of its and their successors and permitted assigns (the "Indemnified Parties"), harmless from and against any and all liabilities, judgments, losses, actual damages, costs, and expenses (including without limitation reasonable attorneys' and experts' fees) which any or all of them may hereafter incur themselves or pay out to another by reason of any claim, suit, or proceeding brought by a third party, at law or in equity, that arises out of or relates to (i) a material breach of any representation, warranty, covenant, obligation or other provision of this Agreement by the Indemnifying Party or (ii) any other Event of Default, except to the extent caused by the gross negligence or willful misconduct of an Indemnified Party.

     7.2 Exclusion of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR INDIRECT DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, EVEN IF THE PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES.

8.   Miscellaneous.

     8.1 Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

     8.2 Assignment. This Agreement, except for as outlined in Section 2.1, shall not be assigned by either Party without the prior written consent of the other Party, not to be unreasonably delayed or withheld, and any purported such assignment without such consent shall be void. For purposes of this Section 8.2, a merger involving a Party shall be deemed to result in an assignment of this Agreement to the surviving entity in the merger, regardless of whether the Party is the surviving entity or merging entity to such merger.

     8.3  Notices and Other Communications.

          (a) Each notice, communication and delivery under this Agreement (i) shall be made in writing signed by the Party making the same,
               (ii) shall specify the Section of this Agreement pursuant to which it is given, (iii) shall be given either in person or by telecopier, effective upon such delivery or the confirmed transmission and (iv) if not given in person, shall be sent to the applicable Party at the address set forth below (or at such other address as the applicable Party may furnish to the other Party pursuant to this subsection) by international courier delivery service, effective upon the second business day after such notice is deposited, delivery charges pre-paid, with such international courier delivery service. Each Party's notice information is as follows:


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     BRIDGETECH: Bridgetech Holdings International, Inc.
                 777 S. Highway 101, Suite 215
                 Solana Beach, California 92075
                 Attn: Thomas C. Kuhn III
                 Phone: 619-342-7440
                 Fax: 619-342-7497

                 With a copy to:

                 Sutherland Asbill & Brennan LLP
                 999 Peachtree Street, NE
                 Atlanta, Georgia 30309
                 Attn: B. Knox Dobbins
                 Phone: 404-853-8053
                 Fax: 404-853-8806

     MCCHG:      MCC Healthcare Group
                 12813 Travers Trail
                 Ft. Worth, Texas 76248
                 Attn: Paul L. Rudisill
                 Phone: 801-898-1027
                 Fax: 817-887-2577

                 With a copy to:

                 Salt Lake City
                 11585 South State Street, Suite 102
                 Draper, Utah 84020
                 Phone: 801-816-2500
                 Fax: 801-816-2599

                 Attn: Kenneth Denos

     8.4 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be contrary to any applicable law or regulation or otherwise invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is contrary, invalid or unenforceable shall not be affected thereby and, to the extent consistent with the overall intent of this Agreement taken as a whole, shall be enforced to the fullest extent permitted by applicable law and regulation.

     8.5 Governing Law. The Project Documents will be governed by the laws of Delaware except as specifically provided in such documents, without regard to principles of conflict of laws.


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9.   Warrants.

     9.1 BTHI shall grant to MCCHG warrants to purchase shares of common stock in the future in the following schedule:

          A: $1,500,000 @ $2.50 per share, expiring nine (9) months from the effective date of this agreement. If at any time during the term of these warrants, the closing market price of BTHI's common stock equals or exceeds $5.00, for five consecutive business days, then these warrants will immediately become due. In this instance, MCCHG will have 10 business days to exercise the warrants or they shall expire.

          B: $1,000,000 @ $4.00 per share, expiring fifteen (15) months from the effective date of this agreement. If at any time during the term of these warrants, the closing market price of BTHI's common stock equals or exceeds $8.00, for five consecutive business days, then these warrants will immediately become due. In this instance, MCCHG will have 10 business days to exercise the warrants or they shall expire.

10.  Services.

     10.1 BTHI shall agree to work with MCCHG on the following areas:

          A: BTHI will review MCCHG service offerings and select those that BTHI deems necessary to engage. Success fees will be paid on these selected services as agreed to under separate agreements between both parties.

          B: BTHI agrees to consider moving to a listing on the AIM market. In the event that the AIM listing is pursued by BTHI, MCC's Securities will be the financial advisor. In the event other forms of capital is sought i.e. private, institutional, etc. MCC's Securities will be given the right to propose for such representation.

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused it to be executed by their duly authorized officers or agents all as of the day and year first above written.

                                        BRIDGETECH HOLDINGS INTERNATIONAL, INC.


                                        By: /s/ Thomas C. Kuhn III
                                            ------------------------------------
                                        Name: Thomas C. Kuhn III
                                        Title: EVP & CFO


                                        MCC HEALTHCARE GROUP


                                        By: /s/ Paul L. Rudisill
                                            ------------------------------------
                                        Name: Paul L. Rudisill
                                        Title: CEO


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